                                    EXHIBIT 3



                   A COPY OF THE AUTHORIZATION OF THE TRUSTEE
                       TO EXERCISE CORPORATE TRUST POWERS


                                   CERTIFICATE


I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bank One Trust Company, National Association," Columbus, Ohio, (Charter No. 16235) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.


                                IN TESTIMONY WHEREOF, I have hereunto

                                subscribed my name and caused my seal of

                                office to be affixed to these presents at the

                                Treasury Department in the City of

                                Washington and District of Columbia, this

                                25th day of July, 2001.




                                /s/ John D. Hawke, Jr.
                                --------------------------------------------
                                Comptroller of the Currency